Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000

July 19, 2017

Shiloh Industries, Inc.

880 Steel Drive

Valley City, OH 44280

Re: Registration	Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Shiloh Industries, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-216571) (as amended, the “Registration Statement”), initially filed on March 9, 2017 with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of the offering by the Company of up to $175 million of any combination of securities of the types specified therein and by certain selling stockholders named in the Prospectus Supplement (defined below) of up to 500,000 issued and outstanding shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Reference is made to our opinion letter dated March 21, 2017 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement relating to the Registration Statement (the “Prospectus Supplement”) dated July 13, 2017 and filed on July 14, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the offering by the Company of 5,000,000 newly-issued shares (the “Company Firm Shares”) of Common Stock and up to an additional 250,000 newly-issued shares of Common Stock (together with the Firm Shares, the “Company Shares”) by the Company and the offering of up to 500,000 shares of Common Stock (the “Selling Stockholder Shares”) by MTD Products Inc. Master Employee Benefit Trust (the “Selling Stockholder”), in each case, pursuant to an Underwriting Agreement dated July 13, 2017 (the “Underwriting Agreement”), among the Company, the Selling Stockholder and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp., as representatives of the several underwriters listed in Schedule 1 attached thereto.

In connection with this opinion letter, we have examined and relied upon originals or copies of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters.

In rendering the opinions in this opinion letter, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinions herein are expressed solely with respect to the Delaware General Corporation Law, as amended. Our opinions are based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. It is understood that this opinion letter only speaks as of the date of this opinion letter.

Shiloh Industries, Inc.

July 19, 2017

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.    The Company Shares have been duly authorized and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.    The Selling Stockholder Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s current report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP